EXHIBIT 4.1
NOTICE OF REDEMPTION
BY GNC CORPORATION
OF ALL OF ITS OUTSTANDING
12% SERIES A EXCHANGEABLE PREFERRED STOCK
To the Record Holders of the 12% Series A Exchangeable Preferred Stock of GNC Corporation:
     NOTICE IS HEREBY GIVEN that, subject to the closing of the proposed initial public offering of shares of common stock (the “IPO”) of GNC Corporation (the “Company”), pursuant to Section 5 of the Amended and Restated Certificate of Designations, Preferences, and Relative, Participating, Optional and other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof of 12% Series A Exchangeable Preferred Stock of GNC Corporation (the “Certificate”), the Company intends to exercise its option to redeem in whole all of the issued shares of 12% Series A Exchangeable Preferred Stock, par value $0.01 per share, (the “Series A Preferred Stock”) on the fifth business day following the closing of the IPO (the “Redemption Date”) at the redemption price of $1,085.71 per share, plus an amount in cash equal to all accumulated dividends as of the Redemption Date. Prior to the Redemption Date, the Company will notify each record holder of the Series A Preferred Stock receiving this notice of the date of the closing of the IPO (the “IPO Closing Notice”). Unless the Company defaults in making the redemption payment required under the Certificate, dividends on the Series A Preferred Stock called for redemption shall cease to accumulate.
     For a holder of the Series A Preferred Stock to receive payment for the shares to be redeemed, the holder must surrender such shares to the Company’s transfer agent for the Series A Preferred Stock, LaSalle Bank, whose address is 135 South LaSalle Street, Suite 1946, Chicago, IL 60603. The IPO Closing Notice will contain further instructions regarding the redemption payment and the surrendering of the shares of the Series A Preferred Stock. If the closing of the IPO does not occur, the Series A Preferred Stock shall not be redeemed.

July 7, 2006	GNC CORPORATION
	By:	/s/ Joseph Fortunato
Joseph Fortunato
President and Chief Executive Officer